Exhibit 1.03

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Software Completes Acquisition of a Leading Aged-Care

Software Solutions Provider in Asia/Pacific

Acquisition Follows CDC Software’s Recent Announcement on Projections for 30 Percent

Organic License Revenue Growth for Q4 2009

SHANGHAI, ATLANTA, — January 25, 2010 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced that it has completed the acquisition of PeoplePoint Software Pty Ltd, a leading Australian-based provider of software solutions and services for the Aged Care Residential, Clinical and Community Services management market.

PeoplePoint was formerly a business of Eclipse Computing, a leading provider of business and industry-specific solutions. This acquisition helps CDC Software solutions expand into the aged care and not-for-profit markets in Australia and New Zealand while offering a platform to accelerate the expansion of PeoplePoint solutions in the fast growing aged care markets in North America and Europe.

CDC Software has a successful track record of integrating software companies like PeoplePoint, driving more cross-sell synergy to its 6,000 customers globally and positioning these businesses for organic growth and profitability. In fact, as previously announced, CDC Software, estimates a 30 percent growth in organic license revenue for its Q4 2009 results, and estimates an increase in Adjusted EBITDA margin to about 27 percent in 2009, an improvement over 2008 and 2007.

PeoplePoint Software delivers integrated and innovative solutions that enable care suppliers to achieve business efficiencies while improving the quality of care for their residents, the elderly and customers. PeoplePoint solutions are used by over 30 customers in Australia that include Hall and Prior, Lend Lease Primelife, and UnitingCare Ageing, to name a few, and has more than 1,500 concurrent users in Australia.

“We are very pleased about acquiring PeoplePoint, since we believe the aged care market is growing globally and we feel this is an ideal time to expand these solutions into the North American and European markets,” said Bruce Cameron, president of CDC Software. “We also believe that this acquisition offers us strong cross-selling opportunities, especially since our Front Office solutions already have installations in PeoplePoint’s key vertical markets of aged care and not for profit, and that it also offers us an opportunity to widely expand our solutions in the Australian and New Zealand markets. From a financial perspective, we believe this acquisition is earnings accretive immediately and fits our strict acquisition criteria. We also believe that PeoplePoint’s products could potentially contribute to our 2010 organic license revenue growth. Already, we have announced that we expect to see an estimated 30 percent increase in organic license revenues in the fourth quarter of 2009. With this solid momentum in organic license revenue and strategic acquisitions like PeoplePoint, we are cautiously optimistic on CDC Software’s long-term prospects for growth.”

“CDC Software offers a compelling platform, with its cost effective product engineering centers in India and China and a worldwide network of direct sales and channel operations, to expand PeoplePoint solutions globally,” said Bradley Stroop, CEO of Eclipse Computing. “We also believe that PeoplePoint customers will benefit immensely from CDC Software’s technology and support operations around the world, as well as the company’s broad portfolio of complementary solutions.”

PeoplePoint’s portfolio of applications include PeoplePoint Clinical Care solution, PeoplePoint Community Services solution, PeoplePoint Retirement Villages and PeoplePoint Residential Management solution that address the full continuum of care and services offered to the senior community and deliver a single health record as a basis for all interactions.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. CDC Software provides customers with maximum flexibility in their solutions through multiple deployment options which best fit their business needs. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions such as on-premise, cloud-based or hybrid (blending of the two options) deployment offerings. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Activplant (enterprise manufacturing intelligence), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC xAlerts (real-time supply chain event management), CDC Power (discrete ERP), CDC eCommerce, CDC NFP/NGO (not-for-profit/ non-governmental organizations), PeoplePoint (aged care), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, food and beverage, consumer packaged goods(CPG), financial services, NFP/NGO, health care, aged care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our beliefs about CDC Software, PeoplePoint, including our beliefs regarding the earnings-accretive nature of this acquisition and the expected benefits thereof to us and to customers, our beliefs regarding market expansion and cross-selling opportunities, our beliefs regarding possible contributions to organic license revenue, our beliefs regarding growth in the aged care market, our beliefs and third party beliefs regarding the aged care market and its market conditions, our expectations regarding the resumption and continuation of an acquisition business strategy, our expectations regarding our possible market share, uniqueness of our product offerings and ability to attain future expansion and success with customers of CDC Software, our beliefs regarding our global scalable business and technology platform and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise market and the ability of CDC Software and/or Tuition’s and gomembers’ products to address the business requirements of the market. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.